Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Charter Financial Corporation

We consent to the incorporation by reference in the registration statement (No. 333-171699) on Form S-8 of our reports, dated December 14, 2012, related to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in Charter Financial Corporation’s 2012 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

December 14, 2012